Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333 - 81067) and Form S-8 (No. 2 - 78324, No. 33 - 69224, No. 33 -
83400,  No. 333 - 09271,  No. 333 - 64043, No. 333 - 84237, No. 333 - 47794, No.
333 - 66138, and No. 333-108842) of Standard Microsystems Corporation, of our report dated 18 March, 2005, relating to the consolidated financial statements of OASIS SiliconSystems Holding AG and subsidiaries as of and for the years ended 31 December, 2004 and 2003, appearing in this Form 8-K/A of Standard Microsystems Corporation.

/s/  Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft

Stuttgart, 15 June 2005